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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                              (Amendment No. 6 )/*/
                                            ---


                          SEACHANGE INTERNATIONAL, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $.01 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   811699 10 7
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2002
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of This Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[_]  Rule 13d - 1(b)
[_]  Rule 13d - 1(c)
[X]  Rule 13d - 1(d)

--------------------
/*/ The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

SEC 1745(12-02)

-------------------------                                 ---------------------
CUSIP NO. 811699 10 7                  13G                 Page 2 of 6 Pages
          -----------                                          ---  ---
-------------------------                                 ---------------------

--------------------------------------------------------------------------------
 1     NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

       William C. Styslinger, III

--------------------------------------------------------------------------------
 2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a) [_]
                                                                  (b) [_]

--------------------------------------------------------------------------------
 3     SEC USE ONLY

--------------------------------------------------------------------------------
 4     CITIZENSHIP OR PLACE OF ORGANIZATION

       United States

-------------------------------------------------------------------------------
                           5   SOLE VOTING POWER
                                    2,091,724

       NUMBER OF
                          -----------------------------------------------------
         SHARES            6   SHARED VOTING POWER
      BENEFICIALLY                    0
        OWNED BY
                          -----------------------------------------------------
          EACH             7   SOLE DISPOSITIVE POWER
       REPORTING                    2,091,724
         PERSON
                          -----------------------------------------------------
          WITH             8   SHARED DISPOSITIVE POWER
                                      0

------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          2,091,724

-------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN   [_]
      SHARES*

-------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          7.8%

-------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON *

          IN

-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1 (a).         Name of Issuer:
-----------         ---------------
                    SeaChange International, Inc.

Item 1 (b).         Address of Issuer's Principal Executive Offices:
-----------         ------------------------------------------------
                    124 Acton Street
                    Maynard, MA  02754

Item 2 (a).         Name of Person Filing:
-----------         ----------------------
                    William C. Styslinger, III

Item 2 (b).         Address of Principal Business Office or, if None, Residence:
-----------         ------------------------------------------------------------
                    c/o SeaChange International, Inc.
                    124 Acton Street
                    Maynard, MA  02754

Item 2 (c).         Citizenship:
-----------         ------------
                    United States

Item 2 (d).         Title of Class of Securities:
-----------         -----------------------------
                    Common Stock, $.01 Par Value Per Share

Item 2 (e).         CUSIP Number
-----------         ------------
                    811699 10 7

Item 3.      If This Statement is Filed pursuant to (ss)240.13d-1(b), or
-------      -----------------------------------------------------------
             240.13d-2(b) or (c), Check Whether the Filing Person is a:
             ----------------------------------------------------------

                    (a) [_] Broker or dealer registered under Section 15 of
                            the Act (15 U.S.C. 78o).
                    (b) [_] Bank as defined in Section 3(a)(6) of the Exchange
                            Act (15 U.S.C. 78c).
                    (c) [_] Insurance company as defined in Section 3(a)(19)
                            of the Act (15 U.S.C. 78c).
                    (d) [_] Investment company registered under Section 8 of
                            the Investment Company Act of 1940
                            (15 U.S.C. 80a-8).
                    (e) [_] An investment adviser in accordance with
                            (SS)240.13d-1(b)(1)(ii)(E);
                    (f) [_] An employee benefit plan or endowment fund in
                            accordance with (SS)240.13d-1(b)(1)(ii)(F);
                    (g) [_] A parent holding company or control person in
                            accordance with (SS)240.13d-1(b)(1)(ii)(G);
                    (h) [_] A savings association as defined in Section 3(b)
                            of the Federal Deposit Insurance Act
                            (12 U.S.C. 1813);

                              Page 3 of 6 pages

               (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

               (j)  [_] Group, in accordance with (SS)240.13d-1(b)(1)(ii)(J).

               None of the above.

Item 4.   Ownership:
-------   ----------

               (a)  Amount Beneficially Owned:

                    Mr. Styslinger may be deemed to beneficially own 2,091,724 shares of Common Stock (the "Shares") as of December 31, 2002. Mr. Styslinger expressly disclaims beneficial ownership of the Shares, except to the extent that Mr. Styslinger is the record owner of such Shares.

               (b)  Percent of Class:

                    7.8% (based on 26,734,866 shares of Common Stock reported by the Issuer to be outstanding as of December 11, 2002 in its report on Form 10-Q filed with the Securities and Exchange Commission on December 13, 2002)

               (c)  Number of shares as to which such person has:

                    (i)   Sole power to vote or direct the vote 2,091,724.

                    (ii)  Shared power to vote or to direct the vote 0.

                    (iii) Sole power to dispose or to direct the disposition of
                          2,091,724.

                    (iv) Shared power to dispose or to direct the disposition of 0.

Item 5.   Ownership of Five Percent or Less of a Class:
-------   ---------------------------------------------
               Not applicable.

Item 6.   Ownership of More than Five Percent On Behalf of Another Person:
-------   ----------------------------------------------------------------
               Not applicable.

Item 7.   Identification and Classification of the Subsidiary Which Acquired
-------   ------------------------------------------------------------------
          the Security Being Reported on by the Parent Holding Company:
          -------------------------------------------------------------
               Not applicable.

Item 8.   Identification and Classification of Members of the Group:
-------   ----------------------------------------------------------
               Not applicable.

                                Page 4 of 6 pages

Item 9.   Notice of Dissolution of Group:
-------   -------------------------------
               Not applicable.

Item 10.  Certification:
--------  --------------
               Not applicable.

                                Page 5 of 6 pages

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                               February 14, 2003
                                        ----------------------------------------
                                                 Date

                                           /s/ William C. Styslinger, III
                                        ----------------------------------------
                                                 Signature

                                        William C. Styslinger, III
                                        ----------------------------------------
                                                 Name/Title

                                Page 6 of 6 pages